Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contact: Integrated Corporate Relations Allison Malkin/Jean Fontana (203) 682-8225 / (203) 682-8272

BAKERS FOOTWEAR REPORTS SECOND QUARTER AND

FIRST HALF FISCAL 2006 RESULTS

ST. LOUIS, Mo., September 8, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen and twenty-six weeks ended July 29, 2006.

For the second quarter, the thirteen weeks ended July 29, 2006:

•	Net sales increased 4.3%, to $47.2 million from $45.3 million for the thirteen weeks ended July 30, 2005. Comparable store sales decreased 6.4% compared to a 12.7% increase last year;
•	Operating loss was $1.5 million, a decrease of $3.5 million from operating income of $2.0 million, in the same period a year ago;
•	Net loss was $1.0 million, or $(0.16) per share, as compared to net income of $1.2 million, or $0.19 per diluted share in the second quarter of 2005; and
•

As a result of adopting FAS 123R, the Company recognized $0.02 per share related to stock based compensation expense in the second quarter of 2006. The Company recognized no stock-based compensation expense in the second quarter of 2005.

“We were disappointed with our second quarter results, which were affected by challenging sandal sales, a significant product category that gains importance during the spring and summer seasons. This led to lower than expected sales and higher markdowns during the quarter, as we cleared seasonal inventory. On a positive note, since introducing our fall line in mid-August, our sales have improved and we are very pleased with the performance of our fall product.”

Additionally, during the second quarter, the Company:

•	Opened 4 new stores and at quarter-end operated 247 stores in 38 states; and
•	Remodeled 4 stores and at quarter-end operated 143 stores, or 65% of its Bakers stores in the new store format;

Gross profit in the second quarter was $13.5 million, or 28.6% of net sales, compared to $15.0 million, or 33.1% of net sales, in the second quarter of fiscal 2005. Operating expenses were $15.0 million, or 31.8% of net sales compared to $13.0 million, or 28.7% of net sales in the second quarter of fiscal 2005.

For the first half of fiscal 2006, the twenty-six weeks ended July 29, 2006:

•	Net sales increased 7.5%, to $97.0 million from $90.2 million for the twenty-six weeks ended July 30, 2005. Comparable store sales decreased 3.6% compared to a 10.1% increase last year;
•	Operating loss was $0.3 million, as compared to operating income of $5.1 million, in the same period a year ago;
•	Net loss was $0.4 million or $(0.06) per share, as compared to net income of $3.1 million, or $0.51 per diluted share in the second half of 2005.
•

As a result of adopting FAS 123R, the Company recognized $0.04 per share related to stock based compensation expense in the first half of fiscal 2006. The Company recognized no stock-based compensation expense in the first half of fiscal 2005.

Gross profit in the first half of fiscal 2006 was $29.8 million, or 30.7% of net sales, compared to $30.4 million, or 33.7% of net sales, in the first half of fiscal 2005. Operating expenses were $30.1 million, or 31.0% of net sales compared to $25.3 million, or 28.1% of net sales in the first half of fiscal 2005.

Michele Bergerac, President of Bakers Footwear, said, “As a fashion footwear retailer, the disappointing performance in the sandal category of our business had a significant impact on our spring and summer sales. However, we are very optimistic about the fall season having identified several new fashion trends such as platforms, round toe pumps and peep toe shoes, as well as a variety of boot styles that we believe will enable us to improve our sales performance during the balance of the year. We also remain on track to open 33 or 34 stores this year and remodel approximately 15 stores to our new formats.”

Mr. Edison continued: “As we move into the second half of the year, we are encouraged about the fall season. We remain confident that our initiatives in merchandising and marketing, combined with our new store expansion have us poised for long term sales and earnings growth.”

Following the end of the quarter the Company announced that it had amended its credit facility with Bank of America increasing the maximum credit limit to $40 million from $25 million and extended the maturity by two years to August 31, 2010.

Commenting on the announcement, Mr. Edison stated, “We are pleased to have amended the credit agreement, as it provides us with increased financial flexibility and lengthens the maturity on our short term debt by two years. This agreement is a reflection of our growth to date and better positions us to capitalize on the expansion opportunities that exist for our Company.”

Conference Call

The Company announced that it will conduct a conference call to discuss its second quarter and first six month of fiscal 2006 results today, Friday, September 8, 2006 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-0667, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00003511. A replay of this call will be available until September 15, 2006 and can be accessed by dialing (888) 203-1112 and entering code 6180454. The web-cast will be available until October 8, 2006 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 240 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

BAKERS FOOTWEAR GROUP, INC. Income Statement Data	Thirteen Weeks Ended July 29, 2006	Thirteen Weeks Ended July 30, 2005	Twenty-six Weeks Ended July 29, 2006	Twenty-six Weeks Ended July 30, 2005
(in thousands except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 47,185	$ 45,255	$ 96,989	$ 90,199
Cost of merchandise sold, occupancy, and buying expenses	33,674	30,272	67,181	59,809
Gross profit	13,511	14,983	29,808	30,390

Operating expenses:
Selling	10,675	9,127	21,074	17,754
General and administrative	4,198	3,792	8,896	7,349
Loss on disposal of property and equipment	113	58	128	198
Operating income (loss)	(1,475)	2,006	(290)	5,089

Other income (expense):
Interest expense	(184)	(87)	(297)	(213)
Other, net	11	66	34	102
Income (loss) before income taxes	(1,648)	1,985	(553)	4,978

Provision for (benefit from) income taxes	(622)	762	(195)	1,903

Net income (loss)	$ (1,026)	$ 1,223	$ (358)	$ 3,075

Basic earnings (loss) per share	$ (0.16)	$ 0.20	$ (0.06)	$ 0.54

Diluted earnings (loss) per share	$ (0.16)	$ 0.19	$ (0.06)	$ 0.51

Weighted average shares outstanding
Basic	6,493	6,146	6,413	5,745
Diluted	6,493	6,384	6,413	5,990

Cash Flow Data
Cash provided by (used in) operating activities			$ (2,326)	$ 4,458
Cash used in investing activities			(10,719)	(10,664)
Cash provided by financing activities			9,312	7,172

Supplemental Data
Comparable store sales increase (decrease)	(6.4%)	12.7%	(3.6%)	10.1%
Gross profit percentage	28.6%	33.1%	30.7%	33.7%
Number of stores at end of period			247	225

Balance Sheet Data			July 29, 2006	July 30, 2005
			Unaudited	Unaudited
Cash			$ 192	$ 2,397
Accounts receivable			2,138	2,044
Inventories			26,268	21,530
Other current assets			3,135	3,835
Current assets			31,733	29,806

Property and equipment, net			45,773	29,862
Other assets			1,386	528
			$ 78,892	$ 60,196

Current liabilities			$ 28,959	$ 18,107
Noncurrent liabilities			7,884	6,026
Shareholders’ equity			42,049	36,063
			$ 78,892	$ 60,196

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